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                                                                       EXHIBIT 5


                        [DICKINSON WRIGHT LLP LETTERHEAD]


                                 August 21, 2001

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

                  Re:   Kmart Corporation
                        Conaway Stock Grants
                        Registration Statement on Form S-8-A

Gentlemen:

         As counsel for Kmart Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the Stock Option Grants to Charles C. Conaway (the "Stock Grants").

         The Stock Grants were duly and legally entered into by the Corporation as authorized by its Board of Directors.

                  Based on the above, we are of the opinion that:

1. The Corporation duly and validly has approved the Stock Grants, taking all necessary corporate action for that purpose.

2. The shares of Common Stock of the Corporation covered by the Stock Grants have been duly authorized and when issued pursuant to the Stock Grants will be validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

3. The Stock Grants are not subject to the Employee Retirement Income Security Act of 1974, as amended.

                                    Very truly yours,

                                    DICKINSON WRIGHT PLLC